EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GLOBAL NET LEASE REPORTS FOURTH QUARTER 2023 RESULTS
–Implemented 2024 Business Plan Focused on Deleveraging the Company’s Balance Sheet Through $400 to $600 million of Strategic Dispositions; Released Full Year 2024 Guidance
–Recognized $68 Million in Annualized Synergies Through Year End and On Track to Recognize the Full $75 Million Balance by Third Quarter 20241
–Continued Leasing Momentum Into 2024 With 70 New Leases and Renewals Completed for Over 2.1 Million Square Feet, Resulting In Over $19 Million of Net New Straight-Line Rent and a Renewal Spread of 6% Across the Portfolio in the Fourth Quarter
–In Fourth Quarter 2023, New Leases That Were Completed Have a Weighted Average Lease Term of 9.2 Years, Renewals That Were Completed Have a Weighted Average Lease Term of 6.1 Years and the Portfolio Maintained a 96% Occupancy Rate

New York, February 27, 2024 - Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), an internally managed real estate investment trust that focuses on acquiring and managing a globally diversified portfolio of strategically-located commercial real estate properties, announced today its financial and operating results for the quarter and year ended December 31, 2023.

Fourth Quarter 2023 Highlights

•As a direct result of the merger with The Necessity Retail REIT, Inc. (the “Merger”) and internalization of advisory and property management functions (the “Internalization”), GNL recognized $68 million of annualized synergies and is currently on track to recognize the full $75 million balance by third quarter 20242
•Revenue was $206.7 million in fourth quarter 2023
•Net loss was $59.5 million, or $0.26 per diluted share in fourth quarter 2023
•NOI was $169.7 million in fourth quarter 2023
•Core FFO was $48.3 million, or $0.21 per diluted share in fourth quarter 2023
•AFFO was $71.7 million, or $0.313 per diluted share in fourth quarter 2023. In fourth quarter 2023, post-merger, GNL incurred an elevated $5.5 million European income tax expense in the quarter and $2.3 million one-time write offs primarily related to reimbursements. The Company has completed a European tax restructure that is expected to reduce income tax expense immediately beginning in first quarter 2024
•Completed 70 lease renewals and new leases combining for over 2.1 million square feet across the portfolio, resulting in over $19 million of net new straight-line rent
•Portfolio maintained occupancy of 96% leased with minimal near-term lease maturities and a weighted average remaining lease term of 6.8 years4
•Renewal leasing spread of 6% across the entire portfolio, including an 8% renewal spread for the single-tenant portfolio and 2% renewal spread for the multi-tenant suburban portfolio
•New leases that were completed in fourth quarter 2023 have a weighted average lease term of 9.2 years, while the renewals that were completed in fourth quarter 2023 have a weighted average lease term of 6.1 years
•Weighted average annual cash rent increase of 1.3% provides organic rental growth
•Sector-leading 58% of annualized straight-line rent comes from Investment Grade or implied Investment Grade tenants5
•Portfolio is comprised of diversified and high-quality tenants with the top 10 tenants totaling 21% of the overall portfolio’s straight-line rent and the largest tenant contributing only 3.1% of total straight-line rent
•Weighted-average debt maturity at the end of 2023 was 3.2 years with minimal debt maturity in 2024, and 80% fixed debt across the portfolio
•In fourth quarter 2023, GNL closed on $76.1 million of vacant and near-term expiration dispositions, with the proceeds used to begin the Company’s debt paydown strategy and currently have a $148 million6 disposition pipeline that is expected to close by second quarter 2024
•GNL’s near-term strategic priority will focus on reducing leverage through select dispositions, prioritizing non-core assets and opportunistic sales

“We take great pride in our achievements at GNL throughout 2023, especially the seamless integration of our transformative merger. With the Merger and Internalization behind us, we remain focused on positioning ourselves as an industry leader with a global, diversified and primarily investment-grade portfolio. We maintain that the best path forward for GNL is reducing leverage through non-core and strategic dispositions to enhance our balance sheet as we aim to lower our cost of capital and position the Company for future growth. Disposing of assets at a significant premium to our assumed implied cap rate will provide investors with proof of value of our leading investment-grade worthy portfolio,” stated Michael Weil, Co-CEO of GNL. “As we’ve taken a conservative approach, our strategy for deleveraging is designed to be earnings neutral, with the expectation that our net debt to adjusted EBITDA will decrease by almost one full turn. By applying a reasonable and achievable 10x AFFO multiple to our per share guidance, the implied stock price exceeds $13 per share; $20 per share range if we trade to the high-end of the sector at a 15x AFFO multiple. This outlook aligns with our goal of narrowing the trading discount and we believe these strategic initiatives will position GNL for future success that maximizes shareholder value.”
Full Year 2024 Guidance and Dividend Update7
It is GNL’s objective to provide investors with enhanced transparency regarding our financial goals and projections, and therefore we would like to introduce initial 2024 guidance:
•AFFO per share range of $1.30 to $1.40
•Net Debt to Adjusted EBITDA range8 of 7.4x to 7.8x
•Projected 2024 dispositions in the range of $400 million to $600 million6,9, with the majority of the dispositions coming from occupied opportunistic sales, where GNL anticipates achieving a cash cap rate between 7% and 8%
•Reduced annual dividend to $1.10 per share of common stock starting with the dividend expected to be declared in April 2024 which increases the amount of cash that can be used to lower leverage
Summary Fourth Quarter 2023 Results

Quarter Ended
(In thousands, except per share data)	December 31, 2023
Revenue from tenants	$206,726

Net loss attributable to common stockholders	$(59,514)
Net loss per diluted common share	$(0.26)

NAREIT defined FFO attributable to common stockholders	$43,165
NAREIT defined FFO per diluted common share	$0.19

Core FFO attributable to common stockholders	$48,331
Core FFO per diluted common share	$0.21

AFFO attributable to common stockholders	$71,656
AFFO per diluted common share	$0.31
Property Portfolio
At December 31, 2023, the Company’s portfolio consisted of 1,296 net leased properties located in eleven countries and territories and comprised of 66.8 million rentable square feet. The Company operates in four reportable segments: (1) Industrial & Distribution, (2) Multi-Tenant Retail, (3) Single-Tenant Retail and (4) Office. The real estate portfolio metrics include:
•96% leased with a remaining weighted-average lease term of 6.8 years
•78% of the portfolio contains contractual rent increases based on annualized straight-line rent
•58% of portfolio annualized straight-line rent derived from investment grade and implied investment grade rated tenants
•80% U.S. and Canada, 20% Europe (based on annualized straight-line rent)
•32% Industrial & Distribution, 27% Multi-Tenant Retail, 21% Single-Tenant Retail and 20% Office (based on an annualized straight-line rent)
Capital Structure and Liquidity Resources10
As of December 31, 2023, the Company had liquidity of $135.7 million and $206 million of capacity under the Company's revolving credit facility. The Company had net debt of $5.3 billion11, including $2.7 billion of mortgage debt.
As of December 31, 2023, the percentage of debt that is fixed rate (including variable rate debt fixed with swaps) was approximately 80%, compared to approximately 70% as of December 31, 2022. The Company’s total combined debt had a weighted average interest rate of 4.8% resulting in an interest coverage ratio of 2.4 times12. Weighted average debt maturity was 3.2 years as of December 31, 2023 as compared to 3.9 years as of December 31, 2022.

Footnotes/Definitions

1 Based on GNL’s fourth quarter 2023 general & administrative expenses annualized for a full fiscal year.
2 Captured synergies based on GNL’s general & administrative expenses for the fourth quarter of 2023 following the completion of the Merger and Internalization, as compared to the general & administrative expenses of RTL and GNL for the full year 2022 (inclusive of RTL’s general & administrative expenses and GNL and RTL advisory and management fees previously paid to the external manager during such period).
3 While we consider AFFO a useful indicator of our performance, we do not consider AFFO as an alternative to net income (loss) or as a measure of liquidity. Furthermore, other REITs define AFFO differently than we do. Projected AFFO per share data included in this release is for informational purposes only and should not be relied upon as indicative of future performance or our ability to pay dividends. AFFO for the fourth quarter also contains a number of adjustments for items that the Company believes were non-recurring, one time items including adjustments for items that were settled in cash such as merger and proxy related expenses.
4 Weighted-average remaining lease term in years is based on square feet as of December 31, 2023.
5 As used herein, “Investment Grade Rating” includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied Investment Grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody's analytical tool, which generates an implied rating by measuring a company's probability of default. The term "parent" for these purposes includes any entity, including any governmental entity, owning more than 50% of the voting stock in a tenant. Ratings information is as of December 31, 2023. Comprised of 33.4% leased to tenants with an actual investment grade rating and 24.2% leased to tenants with an Implied Investment Grade rating based on annualized cash rent as of December 31, 2023.
6 Inclusive of $148 million in signed PSAs and LOIs ($117 million of signed PSAs and $31 million under LOIs) as of February 19, 2024. There is no assurance that signed PSAs/LOIs lead to definitive sales on their contemplated terms, or at all.
7 We do not provide guidance on net income. We only provide guidance on AFFO per share and our Net Debt to Adjusted EBITDA ratio and do not provide reconciliations of this forward-looking non-GAAP guidance to net income per share or our debt to net income due to the inherent difficulty in quantifying certain items necessary to provide such reconciliations as a result of their unknown effect, timing and potential significance. Examples of such items include impairment of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions and other non-recurring expenses.
8 Projected Adjusted EBITDA annualized based on estimated Adjusted EBITDA for the quarter ended December 31, 2024 multiplied by four.
9 Disposition Pipeline also includes $252 million to $452 million of opportunistic dispositions
10 During the year ended December 31, 2023, the Company did not sell any shares of Common Stock or Series B Preferred Stock through its Common Stock or Series B Preferred Stock "at-the-market" programs. However, the Company did issue 7,933,711 shares of newly created Series D Preferred Stock, 4,595,175 shares of newly created Series E Preferred Stock and 123,257,677 shares of common stock in connection with the Merger and Internalization.
11 Comprised of the principal amount of GNL's outstanding debt totaling $5.4 billion less cash and cash equivalents totaling $121.6 million, as of December 31, 2023.
12 The interest coverage ratio is calculated by dividing adjusted EBITDA for the applicable quarter by cash paid for interest (calculated based on the interest expense less non-cash portion of interest expense and amortization of mortgage (discount) premium, net). Management believes that Interest Coverage Ratio is a useful supplemental measure of our ability to service our debt obligations. Adjusted EBITDA and cash paid for interest are Non-GAAP metrics and are reconciled below.

Conference Call
GNL will host a webcast and conference call on February 28, 2024 at 11:00 a.m. ET to discuss its financial and operating results.
To listen to the live call, please go to GNL’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software.
Dial-in instructions for the conference call and the replay are outlined below.
Conference Call Details
Live Call
Dial-In (Toll Free): 1-833-816-1441
International Dial-In: 1-412-317-0533
Conference Replay
For those who are not able to listen to the live broadcast, a replay will be available from 2:00 p.m. ET on February 28, 2024 through May 28, 2024 on the GNL website at www.globalnetlease.com.
Or dial-in below:
Domestic Dial-In (Toll Free): 1-844-512-2921
International Dial-In: 1-412-317-6671
Conference Number: 10185095
Supplemental Schedules
The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of GNL’s website at www.globalnetlease.com and on the SEC website at www.sec.gov.
About Global Net Lease, Inc.
Global Net Lease, Inc. (NYSE: GNL) is a publicly traded internally managed real estate investment trust that focuses on acquiring and managing a global portfolio of income producing net lease assets across the U.S., and Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.
Forward-Looking Statements
This press release contains statements that are not historical facts and may be forward-looking statements, including statements regarding the intent, belief or current expectations of us, our operating partnership and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “projects,” “potential,” “predicts,” “expects,” “plans,” “intends,” “would,” “could,” “should” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the risks associated with the merger with RTL and the internalization of the Company’s property management and advisory functions; the geopolitical instability due to the ongoing military conflicts between Russia and Ukraine and Israel and Hamas, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on the Company, the Company’s tenants and the global economy and financial markets; that any potential future acquisition by the Company is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all. Some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements are set forth under “Risk Factors” and “Quantitative and Qualitative Disclosures about Market Risk” in its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company's subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.
Contacts:
Investors and Media:
Email: investorrelations@globalnetlease.com
Phone: (332) 265-2020

Global Net Lease, Inc.
Consolidated Balance Sheets
(In thousands)

	December 31,
	2023	2022
ASSETS	(Unaudited)
Real estate investments, at cost:
Land	$1,430,607	$494,101
Buildings, fixtures and improvements	5,842,314	3,276,656
Construction in progress	23,242	26,717
Acquired intangible lease assets	1,359,981	689,275
Total real estate investments, at cost	8,656,144	4,486,749
Less: accumulated depreciation and amortization	(1,083,824)	(891,479)
Total real estate investments, net	7,572,320	3,595,270
Assets held for sale	3,188	—
Cash and cash equivalents	121,566	103,335
Restricted cash	40,833	1,110
Derivative assets, at fair value	10,615	37,279
Unbilled straight-line rent	84,254	73,037
Operating lease right-of-use asset	77,008	49,166
Prepaid expenses and other assets	121,997	64,348
Due from related parties	—	464
Deferred tax assets	4,808	3,647
Goodwill	46,976	21,362
Deferred financing costs, net	15,412	12,808
Total Assets	$8,098,977	$3,961,826

LIABILITIES AND EQUITY
Mortgage notes payable, net	$2,517,868	$1,233,081
Revolving credit facility	1,744,182	669,968
Senior notes, net	886,045	493,122
Acquired intangible lease liabilities, net	95,810	24,550
Derivative liabilities, at fair value	5,145	328
Due to related parties	—	1,183
Accounts payable and accrued expenses	99,014	22,889
Operating lease liability	48,369	21,877
Prepaid rent	46,213	28,456
Deferred tax liability	6,009	7,264
Dividends payable	11,173	5,189
Total Liabilities	5,459,828	2,507,907
Commitments and contingencies	—	—
Stockholders' Equity:
7.25% Series A cumulative redeemable preferred stock	68	68
6.875% Series B cumulative redeemable perpetual preferred stock	47	47
7.50% Series D cumulative redeemable perpetual preferred stock	79	—
7.375% Series E cumulative redeemable perpetual preferred stock	46	—
Common stock	3,639	2,371
Additional paid-in capital	4,350,112	2,683,169
Accumulated other comprehensive (loss) income	(14,096)	1,147
Accumulated deficit	(1,702,143)	(1,247,781)
Total Stockholders' Equity	2,637,752	1,439,021
Non-controlling interest	1,397	14,898
Total Equity	2,639,149	1,453,919
Total Liabilities and Equity	$8,098,977	$3,961,826

Global Net Lease, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue from tenants	$206,726	$93,948	$515,070	$378,857

Expenses:
Property operating	37,037	9,854	67,839	32,877
Operating fees to related parties	(580)	9,877	28,283	40,122
Impairment charges	2,978	4,504	68,684	21,561
Merger, transaction and other costs	4,349	—	54,492	244
Settlement costs	—	—	29,727	—
General and administrative	16,867	6,108	40,187	17,737
Equity-based compensation	1,058	2,855	17,297	12,072
Depreciation and amortization	98,713	36,987	222,271	154,026
Total expenses	160,422	70,185	528,780	278,639
Operating income (loss) before gain on dispositions of real estate investments	46,304	23,763	(13,710)	100,218
(Loss) gain on dispositions of real estate investments	(988)	120	(1,672)	325
Operating income (loss)	45,316	23,883	(15,382)	100,543
Other income (expense):
Interest expense	(83,575)	(25,731)	(179,411)	(97,510)
Loss on extinguishment of debt	(817)	(1,657)	(1,221)	(2,040)
(Loss) gain on derivative instruments	(4,478)	(6,892)	(3,691)	18,642
Unrealized income on undesignated foreign currency advances and other hedge ineffectiveness	—	—	—	2,439
Other income	435	127	2,270	981
Total other expense, net	(88,435)	(34,153)	(182,053)	(77,488)
Net (loss) income before income tax	(43,119)	(10,270)	(197,435)	23,055
Income tax expense	(5,459)	(2,370)	(14,475)	(11,032)
Net (loss) income	(48,578)	(12,640)	(211,910)	12,023
Preferred stock dividends	(10,936)	(5,098)	(27,438)	(20,386)
Net loss attributable to common stockholders	$(59,514)	$(17,738)	$(239,348)	$(8,363)

Basic and Diluted Loss Per Share:
Net loss per share attributable to common stockholders — Basic and Diluted	$(0.26)	$(0.17)	$(1.71)	$(0.09)
Weighted Average Shares Outstanding:
Basic and Diluted	230,320	103,782	142,584	103,686

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended				Year Ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	December 31, 2023
Adjusted EBITDA
Net loss	$(890)	$(26,258)	$(136,184)	$(48,578)	$(211,910)
Depreciation and amortization	37,029	37,297	49,232	98,713	222,271
Interest expense	26,965	27,710	41,161	83,575	179,411
Income tax expense	2,707	3,508	2,801	5,459	14,475
Impairment charges	—	—	65,706	2,978	68,684
Equity-based compensation	2,925	2,870	10,444	1,058	17,297
Merger, transaction and other costs	99	6,279	43,765	4,349	54,492
Settlement costs	—	15,084	14,643	—	29,727
Loss on dispositions of real estate investments	—	—	684	988	1,672
Loss (gain) on derivative instruments	1,656	774	(3,217)	4,478	3,691
Loss on extinguishment of debt	—	404	—	817	1,221
Other income	(66)	(1,650)	(119)	(435)	(2,270)
Expenses attributable to 2023 proxy contest and related litigation [1]	1,716	7,371	14	—	9,101
Expenses attributable to European tax restructuring [2]	—	—	—	2,169	2,169
Transition costs related to the Merger and Internalization [3]	—	—	—	2,484	2,484
Adjusted EBITDA	72,141	73,389	88,930	158,055	392,515
Operating fees to related parties	10,101	10,110	8,652	(580)	28,283
General and administrative	5,660	10,683	6,977	16,867	40,187
Expenses attributable to 2023 proxy contest and related litigation [1]	(1,716)	(7,371)	(14)	—	(9,101)
Expenses attributable to European tax restructuring [2]	—	—	—	(2,169)	(2,169)
Transition costs related to the Merger and Internalization [3]	—	—	—	(2,484)	(2,484)
NOI	86,186	86,811	104,545	169,689	447,231
Amortization related to above- and below-market lease intangibles and right-of-use assets, net	955	1,297	1,444	1,907	5,603
Straight-line rent	(1,888)	(1,786)	(2)	(6,720)	(10,396)
Cash NOI	$85,253	$86,322	$105,987	$164,876	$442,438

Cash Paid for Interest:
Interest Expense	$26,965	$27,710	$41,161	$83,575	$179,411
Non-cash portion of interest expense	(2,085)	(2,083)	(2,046)	(2,408)	(8,622)
Amortization of mortgage discounts	(227)	(237)	(3,374)	(15,078)	(18,916)
Total cash paid for interest	$24,653	$25,390	$35,741	$66,089	$151,873
___________

[1] Amounts relate to general and administrative expenses incurred for the 2023 proxy contest and related Blackwells Capital LLC, an affiliate of Blackwells Onshore, and certain others involved with the proxy solicitation (collectively, the “Blackwells/Related Parties”) litigation. The Company does not consider these expenses to be part of its normal operating performance. Due to the increase in these expenses as a portion of its general and administrative expenses in the quarter ended March 31, 2023, the Company began including this adjustment to arrive at Adjusted EBITDA in order to better reflect its operating performance.
[2] Amount relates to costs incurred related to the tax restructuring of our European entities. We do not consider these expenses to be part of our normal operating performance and have, accordingly, increased Adjusted EBITDA for this amount.
[3] Amount includes costs related to (i) compensation incurred for our retiring Co-Chief Executive Officer; (ii) a transition service agreement with the former Advisor and; (iii) insurance premiums related to expiring directors and officers insurance of former RTL directors. We do not consider these expenses to be part of our normal operating performance and have, accordingly, increased Adjusted EBITDA for this amount.

Global Net Lease, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands, except per share data)

	Three Months Ended				Year Ended
	March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	December 31, 2023
Funds from operations (FFO):
Net loss attributable to common stockholders (in accordance with GAAP)	$(5,989)	$(31,357)	$(142,488)	$(59,514)	$(239,348)
Impairment charges	—	—	65,706	2,978	68,684
Depreciation and amortization	37,029	37,297	49,232	98,713	222,271
Loss on dispositions of real estate investments	—	—	684	988	1,672
FFO (defined by NAREIT)	31,040	5,940	(26,866)	43,165	53,279
Merger, transaction and other costs [1]	99	6,279	43,765	4,349	54,492
Settlement costs [2]	—	15,084	14,643	—	29,727
Loss on extinguishment of debt	—	404	—	817	1,221
Core FFO attributable to common stockholders	31,139	27,707	31,542	48,331	138,719
Equity-based compensation	2,925	2,870	10,444	1,058	17,297
Non-cash portion of interest expense	2,085	2,083	2,046	2,408	8,622
Amortization related to above- and below-market lease intangibles and right-of-use assets, net	955	1,297	1,444	1,907	5,603
Straight-line rent	(1,888)	(1,786)	(2)	(6,720)	(10,396)
Eliminate unrealized losses (gains) on foreign currency transactions [3]	2,647	1,631	(1,933)	4,941	7,286
Amortization of mortgage discounts	227	237	3,374	15,078	18,916
Expenses attributable to 2023 proxy contest and related litigation [4]	1,716	7,371	14	—	9,101
Expenses attributable to European tax restructuring [5]	—	—	—	2,169	2,169
Transition costs related to the Merger and Internalization [6]	—	—	—	2,484	2,484
Adjusted funds from operations (AFFO) attributable to common stockholders	$39,806	$41,410	$46,929	$71,656	$199,801

Weighted average common shares outstanding - Basic	103,783	104,149	130,825	230,320	142,584
Weighted average common shares outstanding - Diluted	103,783	104,149	130,825	230,320	142,584
Net loss per share attributable to common shareholders — Basic and Diluted	$(0.06)	$(0.30)	$(1.11)	$(0.26)	$(1.71)
FFO per diluted common share	$0.30	$0.06	$(0.21)	$0.19	$0.37
Core FFO per diluted common share	$0.30	$0.27	$0.24	$0.21	$0.97
AFFO per diluted common share	$0.38	$0.40	$0.36	$0.31	$1.40
Dividends declared to common stockholders	$41,677	$41,674	$41,978	$81,891	$207,220
_______________
[1] For the three months ended June 30, 2023, September 30, 2023 and December 31, 2023, these costs primarily consist of advisory, legal and other professional costs that were directly related to the Merger and Internalization. The quarter ended March 31, 2023 did not have any of these costs.
[2] In the three months ended June 30, 2023 and September 30, 2023, we recognized these settlement costs which include one-half of the reasonable, documented, out-of-pocket expenses (including legal fees) incurred by the Blackwells/Related Parties in connection with the proxy contest and related litigation as well as expense for Common Stock issued to the Blackwells/Related Parties, as required under the cooperation agreement with the Blackwells/Related Parties.
[3] For the three months ended March 31, 2023, the loss on derivative instruments was $1.7 million which consisted of unrealized losses of $2.6 million and realized gains of $0.9 million. For the three months ended June 30, 2023, the loss on derivative instruments was $0.8 million which consisted of unrealized losses of $1.6 million and realized gains of $0.8 million. For the three months ended September 30, 2023, the gain on derivative instruments was $3.2 million which consisted of unrealized gains of $1.9 million and realized gains of $1.3 million. For the three months ended December 31, 2023, the loss on derivative instruments was $4.5 million, which consisted of unrealized losses of $4.9 million and realized gains of $0.4 million. For the year ended December 31, 2023, the loss on derivative instruments was $3.7 million, which consisted of unrealized losses of $7.3 million and realized gains of $3.6 million.
[4] Amount relates to costs incurred for the 2023 proxy that were specifically related to the Company’s 2023 proxy contest and Blackwells litigation. The Company does not consider these expenses to be part of its normal operating performance and has, accordingly, increased its AFFO for these amounts.
[5] Amount relates to costs incurred related to the tax restructuring of our European entities. We do not consider these expenses to be part of our normal operating performance and have, accordingly, increased AFFO for this amount.
[6] Amount includes costs related to (i) compensation incurred for our retiring Co-Chief Executive Officer; (ii) a transition service agreement with the former Advisor and; (iii) insurance premiums related to expiring directors and officers insurance of former RTL directors. We do not consider these expenses to be part of our normal operating performance and have, accordingly, increased AFFO for this amount.

The following table provides operating financial information for the Company’s four reportable segments:

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2023	2022	2023	2022
Industrial & Distribution:
Revenue from tenants	$62,223	$52,586	$220,102	$211,533
Property operating expense	5,407	3,934	15,457	13,682
Segment income	$56,816	$48,652	$204,645	$197,851

Multi-Tenant Retail:
Revenue from tenants	$66,412	$—	$79,799	$—
Property operating expense	22,494	—	26,951	—
Segment income	$43,918	$—	$52,848	$—

Single-Tenant Retail:
Revenue from tenants	$40,140	$3,002	$60,611	$12,401
Property operating expense	4,217	174	5,270	762
Segment income	$35,923	$2,828	$55,341	$11,639

Office:
Revenue from tenants	$37,951	$38,360	$154,558	$154,923
Property operating expense	4,919	5,746	20,161	18,433
Segment income	$33,032	$32,614	$134,397	$136,490

Caution on Use of Non-GAAP Measures

Funds from Operations (“FFO”), Core Funds from Operations (“Core FFO”), Adjusted Funds from Operations (“AFFO”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Net Operating Income (“NOI”) and Cash Net Operating Income (“Cash NOI”) should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.

Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate Core FFO or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly-titled measures presented by other REITs.

We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO, Core FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gain or loss from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO, Core FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs.

As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO, Core FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Investors are cautioned that FFO, Core FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred. Adjustments for unconsolidated partnerships and joint ventures are calculated to exclude the proportionate share of the non-controlling interest to arrive at FFO, Core FFO, AFFO and NOI attributable to stockholders, as applicable.

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.

We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper approved by the Board of Governors of NAREIT effective in December 2018 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gain and loss from the sale of certain real estate assets, gain and loss from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to exclude the proportionate share of the non-controlling interest to arrive at FFO, Core FFO, AFFO and NOI attributable to stockholders, as applicable. Our FFO calculation complies with NAREIT's definition.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Core Funds from Operations

In calculating Core FFO, we start with FFO, then we exclude certain non-core items such as merger, transaction and other costs, settlement costs related to our Blackwells/Related Parties litigation, as well as certain other costs that are considered to be non-core, such as debt extinguishment costs. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our core business plan to generate operational income and cash flows in order to make dividend payments to stockholders. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the subsequent operations of the investment. We also add back non-cash write-offs of deferred financing costs and prepayment penalties incurred with the early extinguishment of debt which are included in net income but are considered financing cash flows when paid in the statement of cash flows. We consider these write-offs and prepayment penalties to be capital transactions and not indicative of operations. By excluding expensed acquisition, transaction and other costs as well as non-core costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties.

Adjusted Funds from Operations

In calculating AFFO, we start with Core FFO, then we exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities or items, including items that were paid in cash that are not a fundamental attribute of our business plan or were one time or non-recurring items. These items include, for example, early extinguishment of debt and other items excluded in Core FFO as well as unrealized gain and loss, which may not ultimately be realized, such as gain or loss on derivative instruments, gain or loss on foreign currency transactions, and gain or loss on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent and equity-based compensation from AFFO, we believe we provide useful information regarding income and expense items which have a direct impact on our ongoing operating performance. We also exclude revenue attributable to the reimbursement by third parties of financing costs that we originally incurred because these revenues are not, in our view, related to operating performance. We also include the realized gain or loss on foreign currency exchange contracts for AFFO as such items are part of our ongoing operations and affect our current operating performance.

In calculating AFFO, we also exclude certain expenses which under GAAP are treated as operating expenses in determining operating net income. All paid and accrued acquisition, transaction and other costs (including prepayment penalties for debt extinguishments and merger related expenses) and certain other expenses, including expenses incurred for our 2023 proxy contest and related Blackwells/Related Parties litigation, expenses related to our European tax restructuring and transition costs related to the Merger and Internalization, negatively impact our operating performance during the period in which expenses are incurred or properties are acquired and will also have negative effects on returns to investors, but are not reflective of our on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income. In addition, as discussed above, we view gain and loss from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gain or loss, we believe AFFO provides useful supplemental information. By providing AFFO, we believe we are presenting useful information that can be used to, among other things, assess our performance without the impact of transactions or other items that are not related to our portfolio of properties. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently. Furthermore, we believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) calculated in accordance with GAAP and presented in our consolidated financial statements. AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to make distributions.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, Net Operating Income and Cash Net Operating Income

We believe that Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization adjusted for acquisition, transaction and other costs, other non-cash items and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. We also exclude revenue attributable to the reimbursement by third parties of financing costs that we originally incurred because these revenues are not, in our view, related to operating performance. All paid and accrued acquisition, transaction and other costs (including prepayment penalties for debt extinguishments) and certain other expenses, including general and administrative expenses incurred for the 2023 proxy contest and related Blackwells/Related Parties litigation, expenses related to our European tax restructuring and transition costs related to the Merger and Internalization, negatively impact our operating performance during the period in which expenses are incurred or properties are acquired and will also have negative effects on returns to investors, but are not reflective of on-going performance. Due to the increase in general and administrative expenses as a result of the 2023 proxy contest and related litigation as a portion of our total general and administrative expenses in the first quarter of 2023, we began including this adjustment to arrive at Adjusted EBITDA in order to better reflect our operating performance. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs.

NOI is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investment securities, plus corporate general and administrative expense, acquisition, transaction and other costs, depreciation and amortization, other non-cash expenses and interest expense. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unlevered basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property's results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity.

Cash NOI is a non-GAAP financial measure that is intended to reflect the performance of our properties. We define Cash NOI as net operating income (which is separately defined herein) excluding amortization of above/below market lease intangibles and straight-line rent adjustments that are included in GAAP lease revenues. We believe that Cash NOI is a helpful measure that both investors and management can use to evaluate the current financial performance of our properties and it allows for comparison of our operating performance between periods and to other REITs. Cash NOI should not be considered as an alternative to net income, as an indication of our financial performance, or to cash flows as a measure of liquidity or our ability to fund all needs. The method by which we calculate and present Cash NOI may not be directly comparable to the way other REITs calculate and present Cash NOI.

Cash Paid for Interest is calculated based on the interest expense less non-cash portion of interest expense and amortization of mortgage (discount) premium, net. Management believes that Cash Paid for Interest provides useful information to investors to assess our overall solvency and financial flexibility. Cash Paid for Interest should not be considered as an alternative to interest expense as determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to our financial information prepared in accordance with GAAP.